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                                                                  Ex-99.CODE ETH

                            THE BJURMAN, BARRY FUNDS


                          SUPPLEMENTARY CODE OF ETHICS
                                       FOR
                            SENIOR FINANCIAL OFFICERS
                                   (MAY 2003)


1.       PURPOSE.

     The Board of Trustees (the "BOARD") of The Bjurman, Barry Funds, a Delaware statutory trust (the "TRUST;" each fund in the Trust is referred to herein as a "FUND"), has adopted the following Supplementary Code of Ethics (the "CODE") to apply to the Trust's Co-Presidents and Treasurer (who is the Trust's principal financial and accounting officer) (collectively, the "SENIOR FINANCIAL OFFICERS"). The Code is intended to deter wrongdoing and to promote:

     o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust and its Funds file with, or submit to, the Securities and Exchange Commission (the "SEC")and in other public communications;

     o  Compliance with applicable governmental laws, rules, and regulations;

     o The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o  Accountability for adherence to the Code.

     No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. You are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Trust's Director of Compliance or the Chair of the Audit Committee, who may consult with the Trust's outside legal counsel as appropriate.

2.       INTRODUCTION.

     The Senior Financial Officers are expected to adhere to a high standard of ethical conduct. The reputation and good standing of the Trust depend on how the Trust's business is conducted and how the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. In addition to each of the directives set forth below, each Senior Financial Officer shall be guided by the following principles in carrying out his/her duties and responsibilities on behalf of the Trust:

     o Loyalty, Honesty and Integrity. You must not be, or appear to be, subject to influences, interests or relationships that conflict with the best interests of the Trust.
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     o  Observance of Ethical Standards. When carrying out your duties and responsibilities on behalf of the Trust, you must adhere to the high ethical standards described in this Code.

     o Accountability. The Trust will hold you accountable for your adherence to this Code and the Trust's Amended and Restated Code of Ethics dated November 2002. Familiarize yourself with each provision of these codes.

3.       INTEGRITY OF RECORDS AND FINANCIAL REPORTING.

     The Senior Financial Officers are responsible for the accurate and reliable preparation and maintenance of the Trust's financial records. Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Trust's financial, legal and reporting obligations. As a public company, the Trust files annual and periodic reports and makes other filings with the SEC. It is critical that these reports be timely and accurate. The Trust expects those officers who have a role in the preparation and/or review of information included in the Trust's SEC filings to report such information accurately and honestly. Reports and documents the Trust files with or submits to the SEC, as well as other public communications made by the Trust, should contain full, fair, accurate, timely and understandable disclosure.

     The Senior Financial Officers are responsible for establishing, and together with the Board, overseeing adequate disclosure controls and procedures and internal controls and procedures, including procedures that are designed to enable the Trust to: (a) accurately document and account for transactions on the books and records of the Trust; and (b) maintain reports, vouchers, bills, invoices, performance records and other essential data with care and honesty.

4.       CONFLICTS OF INTEREST.

     You must not participate in any activity that could conflict with your duties and responsibilities to the Trust. A "conflict of interest" arises when one's personal interests or activities appear to or may influence that person's ability to act in the best interests of the Trust. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be disclosed to the Trust's Director of Compliance. In addition, because conflicts of interest are not always obvious, you are encouraged to bring questions about particular situations to the attention of the Trust's Director of Compliance.

     This Code does not describe all possible conflicts of interest that could develop. For additional guidance, please refer to the Trust's Amended and Restated Code of Ethics dated November 2002.

     Some of the more common conflicts from which you must refrain are set forth below:

     o Improper conduct and activities. You may not engage in any conduct or activities that are inconsistent with the Trust's best interests or that disrupt or impair the Trust's relationship with any person or entity with which the Trust has or proposes to enter into a business or contractual relationship.


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     o  Gifts. You and members of your immediate family may not accept gifts from persons or entities if such gifts are being made in order to influence you in your capacity as a Senior Financial Officer, or if acceptance of such gifts could create the appearance of a conflict of interest.

5.       CONFIDENTIALITY.

     You must maintain the confidentiality of information entrusted to you by the Trust and any other confidential information about the Trust, except when disclosure is authorized or legally mandated. For purposes of this Code, "confidential information" includes all non-public information relating to the Trust, its Funds and their portfolios and investments.

6.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

     It is the policy of the Trust to comply with all applicable laws, rules and regulations, and the Trust expects its Senior Financial Officers to carry out their responsibilities on behalf of the Trust in accordance with such laws, rules and regulations and to refrain from illegal conduct.

7.       ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR.

     The Trust is committed to operating according to the highest standards of business conduct and ethics and to maintaining a culture of ethical compliance. The Senior Financial Officers should promote an environment in which the Trust:
(a) encourages employees of the Trust's Adviser to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees of the Trust's Adviser to report violations of laws, rules and regulations to appropriate personnel; and
(c) informs employees of the Trust's Adviser that the Trust and its Adviser will not allow retaliation for reports made in good faith.

8.       WAIVERS.

     It is the Trust's policy that waivers of this Code will not be granted except in exigent circumstances. Any waivers of this Code may only be granted by a majority of the Board after disclosure of all material facts by the individual seeking the waiver. Any waiver of this Code will be promptly disclosed as required by law.

9.       CONCLUSION.

     You should communicate any suspected violations of this Code promptly to the Chair of the Audit Committee or to the Trust's Director of Compliance. Violations will be taken seriously and investigated by the Board or by a person or persons designated by the Board and appropriate disciplinary action will be taken in the event of any violations of the Code.


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